Exhibit 99.1
For Immediate Release

WALMART ANNOUNCES CFO TRANSITION PLAN
Chief Financial Officer Brett Biggs to transition from the company on Jan. 31, 2023

BENTONVILLE, Ark. – Nov. 29, 2021 – Walmart Inc. announced that Executive Vice President and Chief Financial Officer Brett Biggs will begin transitioning from Walmart during this upcoming year, after 22 years with the company, to begin a new chapter of opportunities in both the for-profit and non-profit sectors.

Biggs will remain in the CFO role until a successor is named next year and then support that transition, remaining as an associate until he leaves the company on Jan. 31, 2023. As part of the transition, he will also continue representing the company as a board member on Walmart’s FinTech startup joint venture with Ribbit Capital.

The company will consider internal and external candidates before naming a successor. Biggs has served as Walmart’s executive vice president and chief financial officer since Dec. 31, 2015.

“Brett’s high character and strong leadership have played a central role during one of the most significant periods in the company’s history,” said Walmart President and Chief Executive Officer Doug McMillon. “His contributions have been a key to the important steps we’ve taken to transform the company on our omni journey. Brett has elevated the finance organization and strengthened the team through his commitment to excellence and talent development. We are fortunate to have benefited from his talents, and we appreciate everything he’s done for the company during his career.”

“My time at Walmart these past 22 years has been incredible,” Biggs said. “It has been a privilege to work alongside Doug, our leadership team and the many talented individuals throughout the company and finance organization. Our company has never been stronger, and I believe we’re set up for continued success to serve customers and deliver a retail experience unlike any other company. Given the tremendous positioning and momentum of the company, now felt like the right time to transition to the next chapter in my personal and professional life. I want to thank Doug, the leadership team, the Walton Family and the Board of Directors for their tremendous support during my career.”

Biggs joined Walmart in 2000 and in his role as CFO is responsible for accounting and controls, corporate strategy and development, business planning and analysis, global procurement, internal audit, treasury, tax and investor relations. Previously, he held the roles of chief financial officer for Walmart International, Walmart U.S. and Sam’s Club. He has also served as senior vice president of international strategy, mergers and acquisitions, and as senior vice president of corporate finance. Biggs was also the senior vice president of operations for Sam’s Club.

Prior to joining Walmart in 2000, Biggs held various M&A and corporate finance positions with Leggett & Platt, Phillips Petroleum Co. and Price Waterhouse.

About Walmart Walmart Inc. (NYSE: WMT) helps people around the world save money and live better - anytime and anywhere - in retail stores, online, and through their mobile devices. Each week, approximately 220 million customers and members visit approximately 10,500 stores and clubs under 48 banners in 24 countries and eCommerce websites. With fiscal year 2021 revenue of $559 billion, Walmart employs over 2.2 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting https://corporate.walmart.com, on Facebook at https://facebook.com/walmart and on Twitter at https://twitter.com/walmart.

Investor Relations Contacts Dan Binder, CFA Sr. Vice President, Investor Relations & Interim Corporate FP&A 479-295-2103	Media Relations Contact Allison Van Matre Director, Global Communications 800-331-0085
Kary Brunner Sr. Director II, Investor Relations 479-381-9268